POWER OF ATTORNEY

That each of the undersigned Officers and Directors of Harris & Harris Group, Inc., a New York corporation (the "Company"), do constitute and appoint Charles E. Harris or Douglas W. Jamison as his true and lawful attorney and agent, with full power and authority (acting alone and without the other) to execute in the name and on behalf of each of the undersigned as such officer or director, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Company pursuant to Rule 462(b) of the Securities Act of 1933 (the "1933 Act") and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, or otherwise, with respect to the registration of the Company, the registration or offering of the Company's shares of common stock, par value $.01 per share; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 12th day of March, 2007.

/s/ Richard P. Shanley
Richard P. Shanley
Director